Exhibit 99.1

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS FULL YEAR AND FOURTH QUARTER EARNINGS

YORK, Pennsylvania – February 5, 2015 – Glatfelter (NYSE: GLT) today reported 2014 full year adjusted earnings per diluted share of $1.55 (GAAP $1.57) compared with $1.40 per diluted share in 2013 (GAAP $1.52). For the 2014 fourth quarter Glatfelter reported adjusted earnings of $19.7 million, or $0.45 per diluted share, compared with $15.0 million, or $0.34 per diluted share, in the 2013 fourth quarter. On a GAAP basis, fourth quarter 2014 net income totaled $19.6 million, or $0.45 per diluted share, compared with $16.5 million, or $0.37 per diluted share, in the fourth quarter of 2013. Consolidated net sales totaled $436.3 million in the fourth quarter of 2014 compared with $434.8 million in the fourth quarter of 2013.

“Our fourth-quarter adjusted earnings were 32 percent higher than the same period a year ago, but fell short of our expectations,” said Dante C. Parrini, chairman and chief executive officer. “In Composite Fibers, near-term macro-level challenges, including the fluid economic and political situation in Russia and Ukraine, weak economic growth in Europe as well as increased competitive pressures, impacted results for the business. Specialty Papers reported improved performance over the same period a year ago, although its results were weaker than anticipated mainly due to production and medical costs being higher than expected. Advanced Airlaid Materials delivered another solid quarter, and we continue to evaluate capacity expansion opportunities for this business.”

Mr. Parrini continued, “Looking ahead in 2015, we expect to see strong performance and growth opportunities in Advanced Airlaid Materials. However, Composite Fibers, in particular the wallcovering business, is likely to continue to face economic headwinds in Europe and Russia, where weaker currencies and political uncertainty are impacting our business. We expect Specialty Papers to again outperform the uncoated free-sheet market and we continue to focus our efforts to improve the reliability and efficiency of our pulp and paper operations.

“We remain confident in our long-term business strategy and opportunities in targeted growth markets. We are focused on solid execution in key areas such as operational excellence, continuous improvement, innovation and customer service – all of which will help advance our strategic objectives. With the near term headwinds the business is facing, we are also committed to significantly reducing costs throughout our organization by accelerating our continuous improvement initiatives and implementing a number of cost cutting measures including broad based workforce reductions of approximately 3 percent to 5 percent of our global workforce. These continuous improvement and cost reduction efforts are expected to improve operating profit by $25 million to $30 million in 2015,” Mr. Parrini concluded.

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Glatfelter Reports 2014 Full-Year and Fourth-Quarter Results	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings, a non-GAAP measure:

	Three months ended December 31
	2014		2013
In thousands, except per share	After tax amounts	Diluted EPS	After tax amounts	Diluted EPS
Net income	$19,557	$0.45	$16,478	$0.37
Timberland sales and related costs	(612)	(0.01)	(1,301)	(0.03)
Acquisition and integration related costs	487	0.01	194	—
Workforce efficiency charges	373	0.01	—	—
International legal entity restructuring	—	—	60	—
Alternative fuel mixture/Cellulosic biofuel credits	(81)	—	(450)	(0.01)

Adjusted earnings	$19,724	$0.45	$14,981	$0.34

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Fourth-Quarter Business Unit Results

Composite Fibers

	Three months ended December 31
Dollars in thousands	2014	2013	Change
Tons shipped	37,849	35,654	2,195	6.2%
Net sales	$147,763	$150,503	$(2,740)	(1.8)%
Operating income	13,578	15,492	(1,914)	(12.4)%
Operating margin	9.2%	10.3%

Net sales for this business unit declined $2.7 million, or 1.8 percent, as the benefits of higher shipping volumes primarily from the Spezialpapierfabrik Oberschmitten (SPO) acquisition were more than offset by $8.9 million of unfavorable currency translation and $3.6 million from lower selling prices.

Composite Fibers’ fourth-quarter 2014 operating income decreased $1.9 million to $13.6 million compared to the year-ago period. The decline primarily reflects the impact of lower selling prices and a $2.9 million impact from machine downtime to reduce inventory levels. This was partially offset by $1.7 million of credits for energy efficiency improvements and by lower maintenance spending.

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Glatfelter Reports 2014 Full-Year and Fourth-Quarter Results	page 3

Advanced Airlaid Materials

	Three months ended December 31
Dollars in thousands	2014	2013	Change
Tons shipped	23,642	23,650	(8)	0.0%
Net sales	$65,483	$66,240	$(757)	(1.1)%
Operating income	5,772	7,767	(1,995)	(25.7)%
Operating margin	8.8%	11.7%

On a year-over-year basis, Advanced Airlaid Materials’ net sales decreased $0.8 million largely due to unfavorable foreign currency translation which more than offset the impact of higher selling prices.

Fourth-quarter 2014 operating income declined $2.0 million compared to the same quarter a year. This was primarily due to recognizing a full year of energy related rebates in the fourth quarter of 2013 resulting in a $1.4 million reduction in operating profit in the comparison. In addition, the business incurred $0.5 million of costs in the fourth quarter of 2014 associated with temporarily taking a line down to complete a project to increase production capacity.

Specialty Papers

	Three months ended December 31
Dollars in thousands	2014	2013	Change
Tons shipped	201,552	198,594	2,958	1.5%
Net sales	$223,014	$218,067	$4,947	2.3%
Energy and related sales, net	1,015	432	583	135.0%
Operating income	15,618	7,259	8,359	115.2%
Operating margin	7.0%	3.3%

On a year-over-year basis, Specialty Papers’ net sales increased $4.9 million, or 2.3 percent due to a $5.7 million benefit from higher average selling prices together with higher shipping volumes. Shipping volumes were up 1.5 percent in the quarter, again outperforming the broader uncoated free-sheet market which was down 9.1 percent compared to the fourth quarter of 2013.

Operating income increased $8.4 million, and was more than double the year ago quarter. The improvement was primarily due to the impact of higher selling prices and $4.7 million from improved pulp mill operations in the year over year comparison.

Other Financial Information

Pension expense totaled $1.6 million and $3.6 million for the fourth quarters of 2014 and 2013, respectively. The decline reflects the benefit of higher discount rates and the amortization of deferred actuarial gains related to higher returns on assets in 2013. For 2015, the Company expects full year pension expense to increase to approximately $11.5 million largely due to lower discount rates and a change in mortality assumptions. Because the Company’s qualified plan remains overfunded, a cash contribution was not required to be made in 2014 nor is a contribution expected in the foreseeable future.

The Company completed the sale of 723 acres of timberlands during the fourth quarter of 2014 for $1.1 million and realized an after-tax gain of $0.6 million.

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Glatfelter Reports 2014 Full-Year and Fourth-Quarter Results	page 4

2014 Full Year Results

Net income for 2014 totaled $69.2 million, or $1.57 per diluted share, compared with $67.2 million, or $1.52 per diluted share, in the same period of 2013. Adjusted earnings totaled $68.5 million, or $1.55 per diluted share, compared with $61.8 million, or $1.40 per diluted share, in 2013. The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings, a non-GAAP measure:

	Year ended December 31
	2014		2013
In thousands, except per share	After tax amounts	Diluted EPS	After tax amounts	Diluted EPS
Net income	$69,246	$1.57	$67,158	$1.52
Acquisition and integration related costs	603	0.01	6,079	0.14
Workforce efficiency charges	373	—	—	—
Asset impairment charge	2,356	0.05	—	—
International legal entity restructuring	—	—	630	0.01
Timberland sales and related costs	(2,995)	(0.07)	(1,725)	(0.04)
Alternative fuel mixture/Cellulosic biofuel credits	(1,115)	(0.03)	(10,316)	(0.23)

Adjusted earnings	$68,468	$1.55	$61,826	$1.40

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Consolidated net sales for year ended December 31, 2014 were $1,802.4 million, a 4.6 percent increase compared with $1,722.6 million for 2013.

Balance Sheet and Other Information

Cash and cash equivalents totaled $99.8 million as of December 31, 2014, and net debt was $304.8 million compared with $319.4 million at the end of 2013. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures totaled $66.0 million in 2014 compared with $103.0 million in 2013 which included $33.6 million for Composite Fibers’ capacity expansion project. For 2015, total capital expenditures are estimated at $120 million to $130 million, including approximately $40 million related to Specialty Papers’ environmental compliance projects.

Adjusted free cash flow for the fourth quarter of 2014 was $61.0 million compared with $62.6 million in the same quarter of 2013. For the full year of 2014, adjusted free cash flow declined to $38.2 million compared with $94.3 million in 2013 due to an increase in working capital and cash paid for income taxes. (Refer to the calculation of these measures provided in this release.)

During 2014, the Company repurchased 464,190 shares of common stock for $12.2 million under its share repurchase program. On May 1, 2014, the Company announced that its Board of Directors approved a $25 million increase to the share repurchase program and extended the expiration date to May 1, 2016. Under the revised program, the Company may repurchase up to $50 million of its outstanding common stock, of which $16.6 million had been utilized through December 31, 2014.

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Glatfelter Reports 2014 Full-Year and Fourth-Quarter Results	page 5

Outlook

In the first quarter of 2015, Composite Fibers’ shipping volumes are expected to be approximately 5 percent higher than the fourth quarter of 2014 primarily due to seasonality. Selling prices and raw material and energy prices are expected to be in-line with the fourth quarter. The impact of lower downtime in the first quarter is expected to be largely offset by lower energy efficiency credits realized in the first quarter of 2015 than in the fourth quarter of 2014.

Shipping volumes for Advanced Airlaid Materials in the first quarter of 2015 are expected to increase slightly compared with the fourth quarter. Average raw material prices and selling prices are expected to be in-line with the fourth quarter.

For Specialty Papers, the Company expects shipping volumes in the first quarter of 2015 to be in-line with the fourth quarter. Overall selling prices are expected to be in-line with the fourth quarter of 2014 and input costs are expected to decrease slightly. First quarter operating profit will be negatively impacted by approximately $10 million primarily from a significant boiler outage at its Spring Grove, Pennsylvania facility.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its fourth-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 4th Quarter 2014 Earnings Release Conference Call

When:	Thursday, February 5, 2015, 11:00 a.m. (ET)

Number:	US dial 888.335.5539
International dial 973.582.2857

Conference ID:	63220722

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	February 5, 2015 through February 19, 2015

Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406

Conference ID:	63220722

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

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Glatfelter Reports 2014 Full-Year and Fourth-Quarter Results	page 6

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, ability to successfully integrate Spezialpapierfabrik Oberschmitten Gmbh (SPO) and achieve the expected results of it’s the acquisition, including, without limitation, the acquisition being accretive, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, and cost reduction initiatives. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, technical expertise, and world-class service. Headquartered in York, PA, U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in Russia and China. Glatfelter’s sales approximate $1.8 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

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P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended December 31		Year ended December 31
In thousands, except per share	2014	2013	2014	2013
Net sales	$436,261	$434,811	$1,802,415	$1,722,615
Energy and related sales, net	1,015	432	7,927	3,153

Total revenues	437,276	435,243	1,810,342	1,725,768
Costs of products sold	379,112	380,837	1,575,188	1,507,108

Gross profit	58,164	54,406	235,154	218,660

Selling, general and administrative expenses	29,484	31,372	133,235	133,867
Gains on dispositions of plant, equipment and timberlands, net	(980)	(1,352)	(4,861)	(1,726)

Operating income	29,660	24,386	106,780	86,519
Non-operating income (expense)
Interest expense	(4,676)	(4,821)	(18,921)	(17,965)
Interest income	16	70	159	310
Other, net	(740)	(51)	(635)	337

Total other expense	(5,400)	(4,802)	(19,397)	(17,318)

Income before income taxes	24,260	19,584	87,383	69,201
Income tax provision	4,703	3,106	18,137	2,043

Net income	$19,557	$16,478	$69,246	$67,158

Earnings per share
Basic	$0.45	$0.38	$1.60	$1.56
Diluted	0.45	0.37	1.57	1.52

Cash dividends declared per common share	$0.11	$0.10	$0.44	$0.40

Weighted average shares outstanding
Basic	43,107	43,278	43,201	43,158
Diluted	43,943	44,423	44,066	44,299

Business Unit Financial Information

(unaudited)

Three months ended December 31
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Net sales	$147.8	$150.5	$65.5	$66.2	$223.0	$218.1	$—	$—	$436.3	$434.8
Energy and related sales, net	—	—	—	—	1.0	0.4	—	—	1.0	0.4

Total revenue	147.8	150.5	65.5	66.2	224	218.5	—	—	437.3	435.2
Costs of products sold	121.3	122.0	57.7	56.0	197.5	199.5	2.6	3.3	379.1	380.8

Gross profit (loss)	26.5	28.5	7.8	10.2	26.5	19.0	(2.6)	(3.3)	58.2	54.4
SG&A	12.9	13.0	2.0	2.4	10.9	11.7	3.7	4.2	29.5	31.4
Gains on dispositions of plant, equipment and timberlands, net	—	—	—	—	—	—	(1.0)	(1.4)	(1.0)	(1.4)

Total operating income (loss)	13.5	15.5	5.8	7.8	15.6	7.3	(5.3)	(6.1)	29.7	24.4
Non operating expense	—	—	—	—	—	—	(5.4)	(4.8)	(5.4)	(4.8)

Income (loss) before income taxes	$13.5	$15.5	$5.8	$7.8	$15.6	$7.3	$(10.7)	$(10.9)	$24.3	$19.6

Supplementary Data
Net tons sold (thousands)	37.8	35.7	23.6	23.7	201.6	198.6	0.1	—	263.0	257.9
Depreciation, depletion and amortization	$7.0	$7.1	$2.2	$2.3	$7.2	$8.1	$0.6	$0.5	$17.0	$18.0
Capital expenditures	7.2	7.9	3.5	1.8	7.6	5.9	0.7	1.3	19.0	17.0

Year ended December 31
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
Net sales	$617.9	$566.4	$281.7	$268.4	$902.9	$887.9	$—	$—	$1,802.4	$1,722.6
Energy and related sales, net	—	—	—	—	7.9	3.2	—	—	7.9	3.2

Total revenue	617.9	566.4	281.7	268.4	910.8	891.1	—	—	1,810.3	1,725.8
Costs of products sold	498.0	456.5	247.6	238.0	821.8	799.3	7.8	13.3	1,575.2	1,507.1

Gross profit (loss)	119.9	109.8	34.1	30.4	89.0	91.7	(7.8)	(13.3)	235.2	218.7
SG&A	51.6	47.4	8.8	8.9	50.4	52.0	22.4	25.5	133.2	133.9
Gains on dispositions of plant, equipment and timberlands, net	—	—	—	—	—	—	(4.9)	(1.7)	(4.9)	(1.7)

Total operating income (loss)	68.3	62.4	25.3	21.5	38.6	39.7	(25.3)	(37.1)	106.8	86.5
Non operating expense	—	—	—	—	—	—	(19.4)	(17.3)	(19.4)	(17.3)

Income (loss) before income taxes	$68.3	$62.4	$25.3	$21.5	$38.6	$39.7	$(44.7)	$(54.4)	$87.4	$69.2

Supplementary Data
Net tons sold (thousands)	157.3	133.6	99.7	96.1	802.9	800.2	—	—	1,059.9	1,029.8
Depreciation, depletion and amortization	$29.7	$24.8	$9.1	$8.9	$29.9	$33.2	$1.9	$1.3	$70.6	$68.2
Capital expenditures	23.9	56.9	7.6	6.7	32.1	33.8	2.4	5.7	66.0	103.0

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Year ended December 31
In thousands	2014	2013

Cash Flow Data
Cash provided (used) by:
Operating activities	$99,577	$173,635
Investing activities	(69,589)	(312,436)
Financing activities	(50,881)	163,175

Depreciation, depletion and amortization	70,555	68,196
Capital expenditures	66,046	103,047

	December 31
	2014	2013
Balance Sheet Data
Cash and cash equivalents	$99,837	$122,882
Total assets	1,561,504	1,678,410
Total debt	404,612	442,325
Shareholders’ equity	649,109	684,476

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, and impairment and workforce efficiency charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, and impairment and workforce efficiency charges, are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended December 31		Year ended December 31
In thousands	2014	2013	2014	2013
Cash from operations	$78,197	$77,942	$99,577	$173,635
Less: Capital expenditures	(19,010)	(16,958)	(66,046)	(103,047)
Add back: BART/MACT environmental compliance	3,224	—	6,131	—
Add back: Composite Fibers capacity expansion	—	2,091	—	33,609
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	(1,425)	(442)	(1,425)	(9,848)

Adjusted free cash flow	$60,986	$62,633	$38,237	$94,349

Net Debt	December 31
In thousands	2014	2013
Current portion of long-term debt	$5,734	$—
Long term debt	398,878	442,325

Total	404,612	442,325
Less: Cash	(99,837)	(122,882)

Net Debt	$304,775	$319,443